CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Market-Linked Notes due 2024	$1,000,000	$121.20

January 2019

Pricing Supplement No. 1,439

Registration Statement Nos. 333-221595; 333-221595-01

Dated January 31, 2019

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented and modified by this document. At maturity, we will pay per note the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the closing value of a basket of one index and one exchange-traded fund (ETF) on the determination date, subject to the maximum payment at maturity. These long-dated notes are for investors who are concerned about principal risk but seek a return based on the performance of the basket components, and who are willing to forgo current income and upside returns beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,000,000
Pricing date:	January 31, 2019
Original issue date:	February 5, 2019 (3 business days after the pricing date)
Maturity date:	February 5, 2024
Interest:	None
Basket:	Basket component*	Ticker symbol*	Basket component weighting	Initial basket component value	Multiplier
	The S&P 500® Index (the “SPX Index”)	SPX	50%	2,704.10	0.018490440
	Shares of the iShares® MSCI EAFE ETF (the “EFA Shares”)	EFA UP	50%	$62.68	0.797702616
* Ticker symbols are being provided for reference purposes only. We refer to the SPX Index and the EFA Shares, collectively, as the basket components, and to the EFA Shares as the underlying shares or the Fund.
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

$1,000 + supplemental redemption amount, if any.

In no event will the payment at maturity be less than $1,000 per note or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $1,000 times (ii) the basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $730 per note
Participation rate:	110%
Maximum payment at maturity:	$1,730 per note (173% of the stated principal amount)
Basket percent change:	(final basket closing value – initial basket value) / initial basket value
Listing:	The notes will not be listed on any securities exchange.
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$980.90 per note. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$11.25	$988.75
Total	$1,000,000	$11,250	$988,750

(1)	The notes will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $988.75 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” on page 27.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2017     Index Supplement dated November 16, 2017      Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Terms continued from previous page:
Initial basket value:	The initial basket value is 100, which is equal to the sum of the products of (i) the initial basket component value of each basket component, as set forth under “Basket—Initial basket component value” above, and (ii) the multiplier for such basket component, as set forth under “Basket—Multiplier” above.
Final basket closing value:	The basket closing value on the determination date
Basket closing value:	On any date, the sum of the products of (i) the basket component closing value for each basket component on such date, and (ii) the multiplier for such basket component
Basket component closing value:

On any day, the basket component closing value for each basket component shall be:

(i) in the case of the SPX Index, the index closing value of the SPX Index on such day; and

(ii) in the case of the EFA Shares, the closing price of the EFA Shares on such day times the adjustment factor on such day.

Multiplier:	The multiplier for each basket component was set on the pricing date so that each basket component represents its applicable basket component weighting in the predetermined initial basket value of 100. Each multiplier will remain constant for the term of the notes.
Adjustment factor:	With respect to the EFA Shares, 1.0, subject to adjustment in the event of certain events affecting the underlying shares. See “Additional Information About the Notes—Antidilution adjustments” below.
Determination date:	January 31, 2024, subject to postponement for non-index business days, non-trading days and certain market disruption events.
CUSIP:	61768DYB5
ISIN:	US61768DYB53

January 2019	Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Investment Summary

Market-Linked Notes

The Market-Linked Notes due February 5, 2024 Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the closing value of a basket of one index and one ETF on the determination date, subject to the maximum payment at maturity. The notes provide investors:

¡	an opportunity to gain upside exposure to any appreciation of the basket, subject to the maximum payment at maturity of $1,730 per note (173% of the stated principal amount)

¡	the repayment of principal at maturity, subject to our creditworthiness

¡	no exposure to any decline of the final basket closing value below the initial basket value if the notes are held to maturity

At maturity, if the basket percent change is less than or equal to zero, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Participation rate:	110%
Maximum payment at maturity:	$1,730 per note (173% of the stated principal amount)
Interest:	None

Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $980.90.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the

January 2019	Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

January 2019	Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of an equally weighted basket composed of the S&P 500® Index and the iShares® MSCI EAFE ETF and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return based on the performance of the basket components, and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any.

Repayment of Principal	The notes offer investors 110% exposure to any positive performance of the basket up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.
Upside Scenario	The basket closing value on the determination date is greater than the initial basket value of 100, and, at maturity, the notes pay the stated principal amount of $1,000 plus 110% of the positive percent change from the initial basket value to the final basket closing value, subject to the maximum payment at maturity of $1,730 per note (173% of the stated principal amount).
Par Scenario	The final basket closing value is less than or equal to the initial basket value, and, at maturity, the notes pay only the stated principal amount of $1,000.

January 2019	Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x basket percent change x 110% In no event will the supplemental redemption amount be less than zero or greater than $730 per note.
where
basket percent change	=	(final basket closing value – initial basket value) / initial basket value
final basket closing value	=	the basket closing value on the determination date
maximum payment at maturity	=	$1,730 per note (173% of the stated principal amount)

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.

Hypothetical Payment at Maturity

The table below illustrates the payment at maturity for each note for a hypothetical range of basket percent changes and does not cover the complete range of possible payouts at maturity. The table reflects the maximum payment at maturity of $1,730 per note, initial basket value of 100 and the participation rate of 110%.

January 2019	Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Basket percent change	Final basket closing value	Stated principal amount	Participation rate	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100.00%	200.00	$1,000	110%	$730	$1,730	73.00%
90.00%	190.00	$1,000	110%	$730	$1,730	73.00%
80.00%	180.00	$1,000	110%	$730	$1,730	73.00%
70.00%	170.00	$1,000	110%	$730	$1,730	73.00%
66.36%	166.36	$1,000	110%	$730	$1,730	73.00%
60.00%	160.00	$1,000	110%	$660	$1,660	66.00%
50.00%	150.00	$1,000	110%	$550	$1,550	55.00%
40.00%	140.00	$1,000	110%	$440	$1,440	44.00%
30.00%	130.00	$1,000	110%	$330	$1,330	33.00%
20.00%	120.00	$1,000	110%	$220	$1,220	22.00%
10.00%	110.00	$1,000	110%	$110	$1,110	11.00%
0.00%	100.00	$1,000	N/A	$0	$1,000	0.00%
–10.00%	90.00	$1,000	N/A	$0	$1,000	0.00%
–20.00%	80.00	$1,000	N/A	$0	$1,000	0.00%
–30.00%	70.00	$1,000	N/A	$0	$1,000	0.00%
–40.00%	60.00	$1,000	N/A	$0	$1,000	0.00%
–50.00%	50.00	$1,000	N/A	$0	$1,000	0.00%
–60.00%	40.00	$1,000	N/A	$0	$1,000	0.00%
–70.00%	30.00	$1,000	N/A	$0	$1,000	0.00%
–80.00%	20.00	$1,000	N/A	$0	$1,000	0.00%
–90.00%	10.00	$1,000	N/A	$0	$1,000	0.00%
–100.00%	0.00	$1,000	N/A	$0	$1,000	0.00%

January 2019	Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and the accompanying prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

¡	The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the basket percent change is less than or equal to zero, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the final basket closing value is not sufficiently higher than the initial basket value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the basket closing value on the determination date.

¡	The appreciation potential of the notes is limited by the maximum payment at maturity. The appreciation potential of the notes is limited by the maximum payment at maturity of $1,730 per note, or 173% of the stated principal amount. Because the payment at maturity will be limited to 173% of the stated principal amount for the notes, any increase in the final basket closing value beyond approximately 66.36% of the initial basket value will not further increase the return on the notes.

¡	Changes in the prices of the basket components may offset each other. Price movements in the basket components may not correlate with each other. At a time when the price of one basket component increases, the price of the other basket component may decline in value. Therefore, in calculating the payment at maturity, increases in the price of one basket component may be moderated, or wholly offset, by declines in the price of the other basket component.

¡	The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the values of the basket components at any time, the volatility (frequency and magnitude of changes in value) of the basket components and the component stocks of the basket components, the dividend rate on the component stocks of the basket components, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the respective adjustment factor, interest and yield rates in the market, the time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the closing values of the basket components on the determination date, the exchange rates of the U.S. dollar relative to the currencies in which the stocks comprising the EFA Shares trade and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

¡	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

January 2019	Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

¡	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

¡	The amount payable on the notes is not linked to the value of the SPX Index and EFA Shares at any time other than the determination date. The amount payable on the notes will be based on the basket closing value on the determination date, subject to postponement for non-index business days, non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the notes may be higher than the final basket closing value, the payment at maturity will be based solely on the final basket closing value.

¡	There are risks associated with investments in securities, such as the notes, linked to the value of foreign equity securities. The EFA Shares track the performance of the MSCI EAFE IndexSM (the “share underlying index”), which measures the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

¡	The prices of the EFA Shares are subject to currency exchange risk. Because the prices of the EFA Shares are related to the U.S. dollar value of stocks underlying the MSCI EAFE IndexSM, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE IndexSM, the price of the EFA Shares will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

January 2019	Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments between countries; and

•	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE IndexSM, the United States and other countries important to international trade and finance.

¡	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

¡	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

¡	Adjustments to the SPX Index could adversely affect the value of the notes. The SPX Index publisher may add, delete or substitute the stocks constituting the SPX Index or make other methodological changes that could change the value of the SPX Index. The SPX Index publisher may discontinue or suspend calculation or publication of the SPX Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued SPX Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the notes will be an amount based on the closing prices of the securities composing the SPX Index at the time of such

January 2019	Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the SPX Index last in effect prior to discontinuance of the SPX Index.

¡	Adjustments to the EFA Shares or the index tracked by the underlying shares could adversely affect the value of the notes. The investment adviser to the iShares® MSCI EAFE ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI EAFE ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the share underlying index. MSCI may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. MSCI may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the value of the underlying shares, and consequently, the value of the notes.

¡	The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.  Any of these events could materially and adversely affect the price of the shares of the underlying shares and, therefore, the value of the notes.  Additionally, if market volatility or these events were to occur on the determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the notes. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the underlying shares on the determination date, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

¡	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for

January 2019	Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

¡	Not equivalent to investing in the EFA Shares or the stocks composing the SPX Index or the share underlying index. Investing in the notes is not equivalent to investing in the SPX Index or its component stocks, the EFA Shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the EFA Shares, or the stocks that constitute the SPX Index or the share underlying index.

¡	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

¡	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. has determined the initial basket component value and multiplier for each basket component, will determine the final basket closing value and the basket percent change and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket closing value in the event of a discontinuance of any share underlying index or a market disruption event with respect to any basket component. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Information About the Notes—Additional Information—Calculation agent,” “—Closing price,” “—Market disruption event,” “—Postponement of determination date,” “Discontinuance of the SPX Index; alteration of method of calculation,” “—Discontinuance of the EFA Shares and/or the share underlying index; alteration of method of calculation,” “—Alternate exchange calculation in case of an event of default” and “—Antidilution adjustments” below. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

¡	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the basket components or the share underlying index), including trading in the basket components and the component stocks of the basket components and in other instruments related to the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the basket components or the component stocks of the basket components and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values, and, therefore, could have increased the values at or above which the basket components must close on the determination date before an investor receives a payment at maturity that exceeds the stated

January 2019	Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

principal amount of the notes. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the values of the basket components on such determination date, and, accordingly, the amount of cash an investor will receive at maturity.

January 2019	Page 13

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Basket Overview

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust®. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete.

The MSCI EAFE IndexSM. The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE IndexSM, see the information set forth under “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

This pricing supplement relates only to the notes referenced hereby and does not relate to the EFA Shares. We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described above. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the EFA Shares (and therefore the price of the EFA Shares at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the EFA Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the EFA Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EFA Shares.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

January 2019	Page 14

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Information as of market close on January 31, 2019:

Basket Component Information as of January 31, 2019
	Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	2,704.10	2,823.81	2,930.75 (on 9/20/2018)	2,351.10 (on 12/25/2018)
EFA Shares	EFA UP	$62.68	$73.84	$74.05 (on 2/1/2018)	$56.89 (on 12/25/2018)

The following graph is calculated based on an initial basket value of 100 on January 1, 2014 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the notes, nor does it attempt to show in any way your expected return on an investment in the notes. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2014 to January 31, 2019

Historical Information

The following tables set forth the published high and low closing values as well as end-of-quarter closing values for each of the basket components for each quarter in the period from January 1, 2014 through January 31, 2019. The closing values on January 31, 2019 were (i) in the case of the SPX Index, 2,704.10, and (ii) in the case of the EFA Shares, $62.68. The related graphs set forth the daily closing values for each of the basket components in the same period. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the determination date.

January 2019	Page 15

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

S&P 500® Index	High ($)	Low ($)	Period End ($)
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,238.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,519.36	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter (through January 31, 2019)	2,704.10	2,447.89	2,704.10

The S&P 500® Index Daily Index Closing Values January 1, 2014 to January 31, 2019

January 2019	Page 16

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

iShares® MSCI EAFE ETF (CUSIP 464287465)	High ($)	Low ($)	Period End ($)
2014
First Quarter	68.03	62.31	67.17
Second Quarter	70.67	66.26	68.37
Third Quarter	69.25	64.12	64.12
Fourth Quarter	64.51	59.53	60.84
2015
First Quarter	65.99	58.48	64.17
Second Quarter	68.42	63.49	63.49
Third Quarter	65.46	56.25	57.32
Fourth Quarter	62.06	57.50	58.75
2016
First Quarter	58.75	51.38	57.13
Second Quarter	59.87	52.64	55.81
Third Quarter	59.86	54.44	59.13
Fourth Quarter	59.20	56.20	57.73
2017
First Quarter	62.60	57.73	62.29
Second Quarter	67.22	61.44	65.20
Third Quarter	68.48	64.83	68.48
Fourth Quarter	70.80	68.42	70.31
2018
First Quarter	75.25	67.94	69.68
Second Quarter	71.90	66.35	66.97
Third Quarter	68.98	65.43	67.99
Fourth Quarter	68.07	56.89	58.78
2019
First Quarter (through January 31, 2019)	62.68	58.13	62.68

Shares of the iShares® MSCI EAFE ETF Daily Closing Prices January 1, 2014 to January 31, 2019

January 2019	Page 17

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
SPX Index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Shares underlying index:	The MSCI EAFE IndexSM
Share underlying index publisher:	MSCI Inc. or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Interest:	None
Call right:	The notes are not callable prior to the maturity date.
Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:	Any day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the SPX Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
Trading day:	A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The Nasdaq Stock Market LLC (the “Nasdaq”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.
Index closing value:	The index closing value for the SPX Index on any index business day will be determined by the calculation agent and will equal the official closing value of the SPX Index, or any SPX Successor Index (as defined under “—Discontinuance of the SPX Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that index business day by the SPX Index publisher. In certain circumstances, the index closing value will be based on the alternate calculation of the SPX Index described under “—Discontinuance of the SPX Index; alteration of method of calculation.”
Closing price:

Subject to the provisions set out under “Discontinuance of the EFA Shares and/or the share underlying index; alteration of method of calculation” below, the closing price for one share of the EFA Shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)   if the EFA Shares (or any such other security) are listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the EFA Shares (or any such other security) are listed,

(ii)  if the EFA Shares (or any such other security) are securities of the Nasdaq, the official closing price of the EFA Shares published by the Nasdaq on such day, or

(iii)  if the EFA Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for the EFA Shares.

If the EFA Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the EFA Shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-

January 2019	Page 18

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the EFA Shares (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the EFA Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the EFA Shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.
Market disruption event:

Market disruption event means:

(A) with respect to the SPX Index:

(i)   the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the SPX Index (or the SPX Successor Index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the SPX Index (or the SPX Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the SPX Index (or the SPX Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event with respect to the SPX Index exists at any time, if trading in a security included in the SPX Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the SPX Index will be based on a comparison of (x) the portion of the value of the SPX Index attributable to that security relative to (y) the overall value of the SPX Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event with respect to the SPX Index exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the SPX Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the SPX Index and (4) a “suspension, absence or material limitation of

January 2019	Page 19

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the SPX Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

(B) with respect to the EFA Shares:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the EFA Shares on the respective primary market for the EFA Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the EFA Shares as a result of which the reported trading prices for the EFA Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the EFA Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the share underlying index for the EFA Shares on the relevant exchange(s) for such securities, as applicable, for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the EFA Shares or the share underlying index for the EFA Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the share underlying index for the EFA Shares is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such share underlying index shall be based on a comparison of (x) the portion of the level of the share underlying index attributable to that security relative to (y) the overall level of the share underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred with respect to the EFA Shares: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the EFA Shares or in the futures or options contracts related to the share underlying index for the EFA Shares will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the EFA Shares or the share underlying index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the EFA Shares or the share underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the EFA Shares or the share underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Regarding any permanent discontinuance of trading in the EFA Shares, see “Discontinuance of the EFA

January 2019	Page 20

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Shares and/or the share underlying index; alteration of method of calculation.”
Relevant exchange:

Relevant exchange means:

(i) with respect to the SPX Index, the primary exchange(s) or market(s) of trading for (i) any security then included in the SPX Index, or any SPX Successor Index, and (ii) any futures or options contracts related to the SPX Index or to any security then included in the SPX Index; and

(ii) with respect to the EFA Shares, the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the share underlying index or any Successor Index to the share underlying index.

Postponement of determination date:

The determination date is subject to postponement due to non-index business days, non-trading days or certain market disruption events, as described in the following paragraph.

If the scheduled determination date is not an index business day with respect to the SPX Index or a trading day with respect to the EFA Shares, or if a market disruption event with respect to either basket component occurs on the scheduled determination date, the determination date solely for such affected basket component shall be postponed to the next succeeding day that is an index business day or a trading day, as applicable, on which there is no market disruption event with respect to the affected basket component; provided that the index closing value of the SPX Index for the scheduled determination date will not be determined on a date later than the fifth scheduled index business day after the scheduled determination date, and, if such day is a non-index business day, or if there is a market disruption event with respect to the SPX Index on such date, the calculation agent will determine the index closing value of the SPX Index on such date in accordance with the formula for calculating the SPX Index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-index business day) on such date of each security most recently constituting the SPX Index, provided further that the closing price of the underlying shares for the scheduled determination date will not be determined on a date later than the fifth scheduled trading day after the scheduled determination date, and, if such day is a non-trading day, or if there is a market disruption event with respect to the underlying shares on such date, the calculation agent will determine the closing price of the underlying shares on such day based on the mean, as determined by the calculation agent, of the bid prices for the underlying shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, any such closing price shall be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of the maturity date:	If, due to a market disruption event or otherwise, the determination date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date shall be postponed to the second business day following the determination date as postponed, by which date the basket component closing value of each basket component has been determined.
Discontinuance of the SPX Index; alteration of method of calculation:

If S&P Dow Jones Indices LLC, or any respective successor publisher of the SPX Index (the “SPX Index publisher”), discontinues publication of the SPX Index and the SPX Index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued SPX Index (such index being referred to herein as a “SPX Successor Index”), then any subsequent index closing value for the SPX Index will be determined by reference to the published value of such SPX Successor Index at the regular weekday close of trading on any index business day that the index closing value is to be determined, and, to the extent the index closing value of the SPX Successor Index differs from the index closing value of the SPX Index at the time of such substitution, proportionate adjustments will be made by the calculation agent to the initial basket component value and multiplier for the SPX Index.

Upon any selection by the calculation agent of an SPX Successor Index, the calculation

January 2019	Page 21

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the notes, within three trading days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the SPX Index publisher discontinues publication of the SPX Index prior to, and such discontinuance is continuing on, the determination date and the calculation agent determines, in its sole discretion, that no SPX Successor Index is available at such time, then the calculation agent will determine the index closing value for such date. The index closing value will be computed by the calculation agent in accordance with the formula for calculating the SPX Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting the SPX Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the notes.

If at any time the method of calculating the SPX Index or an SPX Successor Index, or the value thereof, is changed in a material respect, or if the SPX Index or an SPX Successor Index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the SPX Index or such SPX Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the SPX Index or such SPX Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the basket component closing value for the SPX Index with reference to the SPX Index or such SPX Successor Index, as adjusted. Accordingly, if the method of calculating the SPX Index or such SPX Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the SPX Index or such SPX Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the EFA Shares and/or the share underlying index; alteration of method of calculation:

If trading in the EFA Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued, or the exchange-traded fund relating to the EFA Shares is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the closing price of the EFA Shares on any trading day following the Discontinuance or Liquidation Event shall be determined by the calculation agent and shall be deemed to equal the product of (i) the closing value of the share underlying index for the EFA Shares (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the share underlying index following such Discontinuance or Liquidation Event) and (ii) a fraction, the numerator of which is the closing price of the EFA Shares and the denominator of which is the closing value of such share underlying index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a closing price was available.

If, subsequent to a Discontinuance or Liquidation Event, the share underlying index publisher discontinues publication of the share underlying index and such share underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued share underlying index (such index being referred to herein as a “Successor Index”), then any subsequent closing price for the EFA Shares on any trading day following a Discontinuance or Liquidation Event shall be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such trading day, and, to the extent the value of the Successor Index differs from the value of the share underlying index at the time of such substitution, proportionate adjustments shall be made

January 2019	Page 22

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

by the calculation agent for purposes of calculating payments on the notes.

If, subsequent to a Discontinuance or Liquidation Event, the share underlying index publisher discontinues publication of the share underlying index prior to, and such discontinuance is continuing on, the determination date, and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, then the calculation agent shall determine the closing price for the EFA Shares for such date. Such closing price shall be computed by the calculation agent in accordance with the formula for calculating the share underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance.

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

•   the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•   the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•   no quotation of the kind referred to above is obtained, or

January 2019	Page 23

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

•   every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final determination date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•   A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•   P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution adjustments:

If the EFA Shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for the EFA Shares shall be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the EFA Shares.

No adjustment to the adjustment factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to any adjustment factor or method of calculating the adjustment factor and of any related determinations and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Trustee:	The Bank of New York Mellon, a New York banking corporation
Calculation agent:

The calculation agent for the notes will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive at maturity or whether a market disruption event has occurred. See “Antidilution Adjustments,” “Market disruption event,” “Discontinuance of the SPX Index; alteration of method of calculation” and “Discontinuance of the EFA Shares and/or the share underlying index; alteration of method of calculation.” MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith

January 2019	Page 24

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

and using its reasonable judgment.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as a holder of the notes, on the maturity date.

January 2019	Page 25

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Additional Information About the Notes

Additional Information:
Book entry security or certificated security:	Book entry. The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the notes, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 3.4847% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,188.6061 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.
	The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.
	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2019	$14.0356	$14.0356
	July 1, 2019 through December 31, 2019	$17.6680	$31.7036
	January 1, 2020 through June 30, 2020	$17.9759	$49.6795
	July 1, 2020 through December 31, 2020	$18.2891	$67.9686
	January 1, 2021 through June 30, 2021	$18.6078	$86.5764
	July 1, 2021 through December 31, 2021	$18.9320	$105.5084
	January 1, 2022 through June 30, 2022	$19.2618	$124.7702
	July 1, 2022 through December 31, 2022	$19.5974	$144.3676
	January 1, 2023 through June 30, 2023	$19.9389	$164.3065
	July 1, 2023 through December 31, 2023	$20.2863	$184.5928
	January 1, 2024 through the Maturity Date	$4.0133	$188.6061

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus

January 2019	Page 26

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in the basket components or the component stocks of the basket components and other financial instruments related to the basket components, in futures and/or options contracts on the basket components or the component stocks of the basket components and other financial instruments related to the basket components listed on major securities markets. Such purchase activity could have increased the initial basket component values, and, therefore, could have increased the values at or above which the basket components must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the basket components or the component stocks of the basket components and other financial instruments related to the basket components, futures or options contracts on the basket components or the component stocks of the basket components and other financial instruments related to the basket components listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As

January 2019	Page 27

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the values of the basket components, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.

January 2019	Page 28

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these notes will not constitute or result in a non-exempt are not prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its

January 2019	Page 29

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these notes should consult and rely on their own counsel and advisers as to whether an investment in these notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $988.75 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes, for its own account. The agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or the securities underlying the basket components in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the notes:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan

January 2019	Page 30

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Selling restrictions:

General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply the notes:

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Contact:	Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

January 2019	Page 31

Morgan Stanley Finance LLC

Market-Linked Notes due February 5, 2024

Based on the Value of an Equally Weighted Basket Composed of the S&P 500® Index and the iShares® MSCI EAFE ETF

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.

January 2019	Page 32